Exhibit 2.1

                        SUBSCRIBER ACQUISITION AGREEMENT

            This Subscriber Acquisition Agreement (this "Agreement") is effective as of February 14, 2002 (the "Effective Date") between EarthLink, Inc., a Delaware corporation ("EarthLink"), and ("Log On America, Inc., a Delaware corporation") ("Seller"). Each of EarthLink and Seller is sometimes referred to as a "Party" or "Parties".

                                    RECITALS

            Seller is the owner of all right, title and interest in and to the assets described on Exhibit A hereto (the "Transferred Assets") which assets are used in or related to Seller's residential dial-up Internet service provider business (the "Business"); and

            Seller desires to sell and assign all its right, title and interest in and to the Transferred Assets to EarthLink and EarthLink desires to purchase from Seller such Transferred Assets, subject to the terms and conditions set forth in this Agreement.

            For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

1. DEFINITIONS. The terms below shall have the following meanings ascribed to them in this Agreement:

      a) "Active Subscriber" means a Residential Dial up Subscriber who has logged onto Seller's system at least once.

      b) "Affiliate," means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

      c) "Bounty" means the amount that EarthLink will pay Seller as specifically set forth on Exhibit A. for each Qualified Member provided by Seller.

      d) "Subscriber" means any Person included in the Transferred asset list billed by Seller that gains access to sellers residential dial-up Internet-related services through the public switch telephone network.

      e) "Domain Names" shall mean the Internet domain names listed on Exhibit A hereto.

      f) "EarthLink Member" means any authorized user of the EarthLink Service who has contracted with EarthLink for the use of the EarthLink Service.

      g) "EarthLink Service" means EarthLink's broadband, wireless and/or narrowband dial-up Internet access service, satellite service and/or Web Hosting Service.

      h) "Opt-out Date" means the date between the Effective Date and the Subscriber Transition Commencement Date specified in Seller's notice to Subscribers as described in Section 2(a)(ii) of this Agreement.

      i) "Person" means any individual or family using Sellers residential dial-up Internet services.

      j) "Qualified Member" means an EarthLink Member who is active (has used the EarthLink Service at least once) and pays EarthLink the full and recurring standard access fee for the EarthLink Service for at least two (2) consecutive months from the Opt-out Date.

      k) "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any governmental body (including, without limitation, those pertaining to electrical, building, zoning, telephone or cable lines, environmental and occupational safety and health requirements) or any common law.

      l) "Subscriber Transition Commencement Date" means the date on which the transfer of Subscribers from Seller's system onto EarthLink's system begins. Specifically, this refers to the date upon which a properly formatted, complete and valid Subscriber database for the Transferred Assets is successfully merged into the EarthLink database, as determined by EarthLink.

      m) "Subscriber Transition End Date" means the date on which the transfer of Subscribers from Seller's systems onto EarthLink's systems is completed and EarthLink begins to provide Internet services to such Subscribers.

      n) "Transition Period" means the period between the Effective Date and the Subscriber Transition End Date. The components of the Transition Period are set forth on Exhibit C.

2. DUTIES AND OBLIGATIONS OF THE PARTIES.

      a) Duties and Obligations of Seller. In connection with this Agreement, Seller shall have the following duties and obligations:

            (i) Sale of Transferred Assets. Seller hereby sells, conveys, grants, assigns, transfers and delivers to EarthLink and its successors and assigns, free and clear of any and all liens, claims, charges or encumbrances, all of Seller's right, title and interest in and to the Transferred Assets.

            (ii) Notification Email and Opt-out Provision. On or before the Subscriber Transition Commencement Date, Seller will send an e-mail to all Subscribers notifying all Subscribers that (A) Seller is in the process of selling its Transferred Assets to EarthLink, (B) Seller will terminate service to all Subscribers identified as Transferred Assets on Exhibit A as of the Subscriber Transition End Date, (C) each Subscriber will have the opportunity to opt out of the transfer of the Subscriber's account to EarthLink by notifying Seller via a specified procedure on or before the Opt-out Date, such specified procedure to be determined by EarthLink,
                  (D) each Subscriber who opts out on or before the transfer will need to find an Internet service provider other than Seller, (E) the accounts of all Subscribers who do not opt out on or before the Opt-out Date will be transferred to EarthLink, (F) each Subscriber will be given an opportunity to review EarthLink's Internet Service Agreement by means of a hyperlink to such agreement prominently displayed in the notification email and (G) unless a Subscriber opts out of the transfer, each Subscriber shall be deemed to be bound by the terms and conditions of the EarthLink Internet Services User Agreement. EarthLink must pre-approve the notification email and any accompanying or subsequent e-mails, direct mailings or telephone calls in writing before any such notification is sent to Subscribers by Seller.

            (iii) Opt-out Follow Up. On or before the Opt-out Date, as reasonably determined by Seller in consultation with EarthLink, Seller shall send a follow-up e-mail, direct mail and/or telephone call to all Subscribers with substantially the same content as the correspondence referenced in Section 2(a)(ii) above.

            (iv) Forward Subscribers Email. Seller will forward each Subscriber's e-mail, for a period of thirty (30) days after the Subscriber Transition End Date, to such Subscriber's new EarthLink e-mail address. Seller will also include in such e-mail any other text reasonably requested by EarthLink.

            (v) Operation of the Business During the Transition Period. Except as expressly permitted or required hereby, at all times during the Transition Period, Seller will continue to operate the Business in the ordinary course consistent with past practice (including, without limitation, with regard to billing and collection practices and exercising its best efforts to retain existing Subscribers and to obtain new Subscribers) and will not engage in any practice, take any action, embark on any course of action or enter into any transaction outside the ordinary course of the Business, and Seller shall operate the Business in accordance with the terms of the Business' licenses and in all respects with all applicable legal and governmental requirements. In relation to the Business and except as expressly contemplated by this Agreement and without limiting the generality of the foregoing, Seller will take all actions necessary to effectuate a transfer of the Transferred Assets during the Transition Period and will not: (A) sell, lease, license or otherwise dispose of any of the Transferred Assets; (B) suffer or permit any encumbrance to arise or be granted or created against or upon any of the Transferred Assets; (C) sell, assign, pledge, mortgage or otherwise transfer, or suffer any damage, destruction or loss (whether or not covered by insurance) to any of the Transferred Assets;
                  (D) make any acquisitions or capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or enter into commitments therefore, except for such capital expenditures or commitments therefore which have been approved by the prior written consent of EarthLink; (E) make or enter into any vendor, supply, sales, distribution, franchise or other agreement without first obtaining the prior written consent of EarthLink; (F) amend, terminate or fail to renew any contract (including, without limitation, any Subscriber contracts), agreement, lease, franchise, license or other agreement of the Business without first obtaining the prior written consent of EarthLink; (G) waive any accounts receivable or outstanding bills, discount future bills or provide any services without payment; (H) enter into any credit arrangement or assume any debt obligation; (I) enter into any transaction or agreement relating to the Business without first obtaining the prior written consent of EarthLink or (J) agree or commit to do any of the foregoing.

            (vi) Preservation of Business. Except as expressly permitted or required hereby, at all times during the Transition Period, Seller will use its best efforts to keep the Business and the Transferred Assets intact, including, without limitation, the Business' present operations, physical facilities, working conditions, rights and franchises and relationships with Subscribers, lessors, licensors, licensees, vendors, suppliers, customers and employees. Until the Subscriber Transition End Date, Seller will continue to provide support services to all Subscribers consistent with its existing services, including handling inquiries about the transition.

            (vii) Performance of Obligations. Seller agrees during all times prior to the six (6) month anniversary of the Subscriber Transition End Date, (A) to perform in full any obligations or agreements existing between Seller and any third party relating to the Transferred Assets and (B) to extinguish any indebtedness owing by Seller to any third party, including its Subscribers, related to the Transferred Assets.

           (viii) Notice of Developments. During the Transition Period, Seller will give prompt written notice to EarthLink of any development affecting the Transferred Assets, liabilities, business, financial condition, operations, contracts (including, without limitation, the Subscriber contracts), disputes, results of operations or future prospects of the Business and/or the Transferred Assets.

            (ix) Access. At all times during the Transition Period, Seller will provide representatives of EarthLink with access to the personnel, officers, agents, employees, assets (including, without limitation, the Transferred Assets and any equipment used in the operation of the Business), properties, titles, contracts (including, without limitation, any contract disputes and any Subscriber contracts), books, current, pending and prospective litigation, records (including, without limitation, tax records), files and documents (including, without limitation, financial, tax basis, budget projections, auditors' work papers and such other information as EarthLink may reasonably request), customers, suppliers, legal counsel, independent auditors and other representatives of or pertaining to the Business and/or Transferred Assets.

            (x) Taxes. Seller shall retain and pay when due all of its liabilities and any transfer taxes, bulk sales or similar taxes that may be imposed upon the transfer and sale of the Transferred Assets pursuant to this Agreement. Seller is solely responsible for all taxes on any Bounties paid to Seller under this Agreement by EarthLink, including all state and local use, sales, property (ad valorem) and similar taxes.

            (xi) Expenses. Seller agrees that all expenses incurred by the Business during the Transition Period shall be discharged by, and be the sole obligation of, Seller.

            (xii) Domain Name License Seller shall assign EarthLink a license for the Domain Name(s) listed on Exhibit A.

           (xiii) Consents. Seller shall deliver any and all consents necessary for the execution, delivery and performance of this Agreement.

            (xiv) Data Format. Seller shall provide complete and properly formatted Subscriber data as specifically set forth on Exhibit D.

                        (A) Seller shall provide a preliminary database of all Active Subscribers in a comma delimited text file in accordance with the data dictionary on Exhibit D within 10 business days of the execution of this Agreement. The preliminary database must be formatted per Exhibit D or EarthLink may refuse to accept such database. Any initial payment will be reduced by five percent (5%) if the preliminary database is not delivered within 10 business days from the Effective Date, ten percent (10%) if not delivered within 15 business days and twenty percent (20%) for each day thereafter. EarthLink may terminate this Agreement and its obligations herein shall be extinguished if the preliminary database is not delivered by Seller in the specified format within 30 days from the Effective Date.

                        (B) As EarthLink deems necessary, Seller shall provide updates to the preliminary database of all Active Subscribers in a comma delimited text file in accordance with the data dictionary on Exhibit D.

                        (C) Seller shall provide a final database of all Active Subscribers in a comma delimited text file in accordance with the data dictionary at Exhibit D on a date to be determined by EarthLink. The final database shall not contain Subscribers that
                              (1) have previously requested service cancellation from the Seller, (2) have not paid Seller for Seller's service within 60 days prior to the Seller's delivery of Subscriber data to EarthLink.

      b) Duties and Obligations of EarthLink. In connection with this Agreement, EarthLink shall have the following duties and obligations:

            (i) Payment. EarthLink shall pay Seller a Bounty for each of Seller's Subscribers that becomes a Qualified Member. The total purchase price for the Transferred Assets shall be equal to the Bounty, as set forth on Exhibit A, times the total number of Seller's existing Subscribers that become Qualified Members (the "Purchase Price"). The Purchase Price shall be payable as follows:

                        A) First Payment. EarthLink shall pay 25% of the estimated Purchase Price, (the "First Payment") by wire transfer of funds to Seller's account as set forth on Exhibit B hereto (the "Seller's Account"). This payment will occur after turnover to Earthlink of an acceptable database. A second payment (25% of the estimated purchase price) will be made upon successful integration of the "final" database after the opt-out period has transpired. This integration of the final database will occur by March 1st, 2002. EarthLink will pay $165 for each Qualified Member retained.

                        B) Final Payment. EarthLink shall determine the number of actual Qualified Members (as defined in Section 1(j) above) after two consecutive monthly billing cycles. After that determination, EarthLink shall pay the balance, if any, of the Purchase Price ("Final Payment") by wire transfer to the Seller's Account.

            (ii) Notification Email Support. EarthLink shall participate in the preparation of the e-mail notices or any other form of notice as contemplated in Sections 2(a)(ii)-(iii) above, including, without limitation, providing Seller with any requested and relevant text, providing Seller with relevant information requested by Seller and answering any relevant questions of Seller with respect to such notices.

            (iii) Additional Duties and Obligations of EarthLink. Earthlink will honor all current pricings related to prepaid Transferred Assets to facilitate reduced churn. Earthlink will work with Seller to negotiate away any termination liabilities related to Verizon PRI/SNS contract. If unable to eliminate terminations Earthlink will split the remaining liability with Log On America up to a maximum of $75,0000. This liability extends to whatever time period Earthlink is able to move active subscribers off the Sellers network. Earthlink wishes to utilize Sellers existing network on a wholesale basis. The fee would be $8.50 per active subscriber with Earthlink retaining the right to terminate the wholesale arrangement with 30 days written notice.

      c) Press Release. No Party shall issue a press release or similar public announcement of any kind regarding this Agreement without the prior written approval of the other Party unless required by law. A violation of this provision will constitute a material breach of this Agreement. SELLER UNDERSTANDS AND AGREES THAT IN THE EVENT OF SUCH BREACH, EARTHLINK MAY

      IMMEDIATELY TERMINATE THIS AGREEMENT AND TAKE WHATEVER STEPS NECESSARY TO EXERCISE ITS REMEDIES AT LAW AND/OR EQUITY

3. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

      a. Representations and Warranties of Seller. Seller represents and warrants to EarthLink as follows:

            (i) Due Organization. Seller is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the state of incorporation, and has full corporate power and authority to own, sell, assign and lease its properties and assets and to carry on its business as now conducted. Seller is qualified to do business in all other jurisdictions where such qualification would be required as a result of Seller's ownership and operation of the Transferred Assets, except where the failure to be so qualified does not and could not reasonably be expected to have an adverse effect on the Transferred Assets.

            (ii) Due Authorization. Seller has full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "Equitable Exceptions"). The execution, delivery and performance of this Agreement (as well as any other instruments, agreements, certificates or other documents contemplated hereby) by Seller, does not (i) violate any Requirements of Laws or any court order of any governmental body applicable to Seller or Seller's property, (ii) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which Seller is a party or by which Seller or any of Seller's property is bound, (iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by, the property of Seller which will not be paid in full as of the Effective Date of this Agreement, (iv) violate or conflict with any provision of the charter or bylaws of Seller or (v) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental body or other third party.

            (iii) Subscriber Database. Seller represents and warrants that the number of Subscribers, and Subscribers of any Prepaid Service (as defined in Section 5(a) below) that it sets forth on Exhibit A is materially correct and complete as of the Effective Date of this Agreement and will be materially correct and complete as of the Subscriber Transition End Date. A violation of this provision will constitute a material breach of this Agreement. SELLER UNDERSTANDS AND AGREES THAT IN THE EVENT OF SUCH BREACH, EARTHLINK MAY IMMEDIATELY TERMINATE THIS

                  AGREEMENT AND TAKE WHATEVER STEPS NECESSARY TO EXERCISE ITS REMEDIES AT LAW AND/OR EQUITY.

            (iv) Transferred Assets. Seller has full and unrestricted legal title to the Transferred Assets and all revenue generated by the Transferred Assets, free and clear of any and all liens, claims, revenue sharing or referral fees, charges, encumbrances or restrictions of any kind, and upon EarthLink's receipt of the Transferred Assets, EarthLink shall own the Transferred Assets, free and clear of any liens, claims, revenue sharing or referral fees, charges, encumbrances or restrictions of any kind. All the information relating to the Transferred Assets set forth on Exhibit A is materially true and accurate in all respects.

            (v) Claims. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Seller relating to the Transferred Assets, at law or in equity, before or by any court, municipality or other governmental body which, if adversely determined, could individually or in the aggregate have an adverse effect on the Transferred Assets. Seller has not been and Seller is not now, subject to any court order, stipulation or consent of or with any court or governmental body. No inquiry, action or proceeding has been instituted or threatened or asserted against Seller to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of Seller, there is no basis for any such valid claim or action.

      (b) Representations and Warranties of EarthLink. EarthLink represents and warrants to Seller as follows:

                        (i) Due Organization. EarthLink is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to carry on its business as now conducted.

                        (ii) Due Authorization. EarthLink has full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EarthLink and constitutes the valid and binding obligations of EarthLink, enforceable in accordance with its terms, except to the extent that enforceability may be limited by the Equitable Exceptions.

4. COVENANTS.

      a. Non-Competition. Seller agrees that it will not attempt to retain or solicit any subscriber identified on Exhibit A as a customer for any residential dial-up or other residential Internet connectivity. It is understood that it is the intent of seller to concentrate on commercial internet connectivity and/or wholesale connectivity. In no event, however, will the Seller contact directly any of the subscribers identified as Transferred Assets on Exhibit A for purposes of soliciting them for Sellers business.

      b. Post-Transition Conduct. During the period commencing on the Subscriber Transition End Date and expiring on the earlier of (i) the one (1) year anniversary of the Subscriber Transition End Date or (ii) the liquidation and dissolution of Seller, Seller will refer all customer inquiries relating to the Transferred Assets to EarthLink or its Affiliates, at the direction of EarthLink. During the period commencing on the Effective Date and expiring on the earlier of the one (1) year anniversary of the Effective Date or the liquidation and dissolution of Seller, Seller will not take any action that is designed or intended to discourage any Subscriber, lessor, licensor, licensee, customer, vendor, supplier or other business associate of Seller from maintaining the same business relations with EarthLink, its Affiliates or to another Person at the direction of EarthLink after the date hereof as it maintained with Seller prior to the date hereof. Neither party will solicit the subscribers contained in the final database in a targeted way with regard to selling other products that either party may offer.

      c. CONFIDENTIALITY. Except as otherwise provided in this Agreement or required by law, Seller and EarthLink each agree that all information communicated to one by the other or the other's Affiliates, whether before or after the Effective Date, will be received in strict confidence, will be used only for purposes of this Agreement and will not be disclosed by the recipient Party, its agents, subcontractors or employees without the prior written consent of the other Party. Each Party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, including, without limitation, the terms of this Agreement, except as mandated by legal, accounting or regulatory requirements. The provisions of this Section 4(c) shall survive the expiration or termination of this Agreement for any reason.

5. LIABILITY, INDEMNIFICATION AND RIGHT OF OFFSET.

      a. No Assumption of Liabilities. EarthLink shall not assume or be liable for, and Seller shall retain and remain responsible for, all of Seller's and the Business' debts, liabilities and obligations of any nature whatsoever including, without limitation, all prepaid accounts, all contracts, capital leases, operating leases and Subscriber credits and/or refunds, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Transferred Assets or otherwise, and regardless of when asserted, including, without limitation, any of Seller's services that have been prepaid by a Subscriber (the "Prepaid Service"). Furthermore, Seller shall refund to Subscriber any unused portion of the Prepaid Service within 10 days following the Subscriber Transition End Date, or at Earthlinks election, Earthlink may deduct this amount from the purchase price ratably over the payment terms. Earthlink will remit directly to Seller any monies collected for LOA services rendered previous to March 1, 2002.

      b. Indemnification. Seller agrees to indemnify and hold harmless EarthLink, and each officer, director, employee and Affiliate of EarthLink, including without limitation, any successor, licensee or assignee of EarthLink (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in connection with any litigation or proceeding) (collectively, the "Indemnifiable Costs"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising from (i) any misrepresentation, breach, omission or default by Seller of or under any of the representations, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; (ii) any noncompliance with the provisions of any applicable bulk sales law or regulation; (iii) any liability or obligation of Seller arising from the conduct of the Business prior to the Effective Date, whether or not disclosed herein; or (iv) any claim or claims made against EarthLink arising from liabilities or asserted liabilities of Seller or its Affiliates which may be asserted against EarthLink as successor to the Transferred Assets.

      c. Right of Offset. In the event that prior to the date of payment of all of the Purchase Price, the Indemnified Parties seek indemnification from Seller under Section 5(b) hereof as a result of, including but not limited to, incorrect or inaccurate information regarding Transferred Assets and undisclosed liens, claims, revenue sharing or referral fees, charges, encumbrances or restrictions of any kind upon EarthLink's receipt of the Transferred Assets, then EarthLink, in lieu of receiving a cash payment from Seller in satisfaction of Seller's indemnification obligations under
            Section 5(b) hereof, may in good faith elect to offset the amount of any claim or loss against the unpaid Purchase Price.

6. GENERAL PROVISIONS.

      a. Entire Agreement. The Agreement, including any and all exhibits attached hereto, constitutes the entire understanding and agreement with respect to its subject matter, and supersedes any and all prior or contemporaneous representations, understandings and agreements whether oral or written between the Parties relating to the subject matter of this Agreement, all of which are merged in this Agreement. The Agreement shall not be revised, amended or in any way modified except in a writing executed by both Parties.

      b. Waivers. The waiver by any Party of any of its rights or breaches of the other Party under this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative and none shall operate as a limitation of any other remedy, right, undertaking or obligation thereof. No failure or delay by any Party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege.

      c. Expenses. Each of the parties shall bear all costs, charges and expenses incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated herein.

      d. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Seller and EarthLink and each of their respective heirs, representatives, successors and permitted assigns in accordance with the terms hereof. This Agreement shall not be assignable by Seller without the prior written consent of EarthLink. This Agreement shall be assignable by EarthLink to any of its Affiliates without the prior written consent of Seller.

      e. Governing Law. The laws of Georgia shall govern this Agreement without giving effect to applicable conflict of laws provisions. The parties agree to resolve any disputes arising hereafter under binding arbitration under the rules of the American Arbitration Association with each party bearing its own cost.

      f. Effects of Expiration or Termination. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except the rights and obligations under Sections 2(c), 3(a)(iii), 4, 5 and 6 herein shall survive expiration or termination of the Agreement.

      g. Severability of Provisions. In the event that any provision of this Agreement is found to be invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

      h. Notices. All notices or other communications hereunder shall be in writing and shall be delivered by hand, facsimile or sent, postage prepaid, by registered or certified mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile or, if mailed, five (5) days after mailing (one business day in the case of overnight courier) addressed to the intended recipient as set forth below:

                  If to Seller:             Log On America, Inc
                                            One Cookson Place. 6th Floor
                                            Providence, Rhode Island 02903
                                            Attn: President

                  If to EarthLink:          Cliff Bryant
                                            Director of Acquisitions
                                            EarthLink, Inc.
                                            1375 Peachtree Street, NW
                                            Level A
                                            Atlanta, GA 30309
                                            cc: General Counsel

                  with a copy to:           EarthLink, Inc.
                                            3100 New York Drive
                                            Pasadena California 91107
                                            Attn: Legal Department

Each of the Parties has caused this agreement to be executed by their respective and duly authorized representatives as of this effective date.

                                            EARTHLINK:

                                            EARTHLINK, INC.

                                            By:    /s/ Veronica Murdock
                                            Title: Executive Vice President,
                                              Acquisitions
                                            Date:  2/15/02

                                            SELLER:

                                            Log On America, Inc.

                                            By:    /s/ David Paolo
                                            Title:  Chief Executive Officer
                                            Date:  2/15/02